Exhibit 10.9

December 23, 2021

Wells Fargo Bank, National Association
MC D1109-019
1525 West W. T. Harris Blvd.
Charlotte, NC 28262

Attention: Peter Kiedrowski, Managing Director
Email: Peter.R.Kiedrowski@wellsfargo.com

Re: Voluntary Suspension of Rights Agreement (this “Agreement”)

Dear Peter:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of December 23, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Acushnet Holdings Corp., a Delaware corporation (“Holdings”), Acushnet Company, a Delaware corporation (the “US Borrower”), Acushnet Canada Inc., a company incorporated under the laws of Canada (the “Canadian Borrower”), Acushnet Europe Ltd, a company incorporated under the laws of England and Wales (together with the US Borrower and the Canadian Borrower, collectively, the “Borrowers” and individually, each a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (collectively, the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The Borrowers hereby acknowledge that, on March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate (“LIBOR”), and the Financial Conduct Authority, the regulatory supervisor of the IBA, announced in public statements that the final publication or representativeness for all Non-USD Currency LIBOR tenors will be December 31, 2021. The term “Non-USD Currency,” as used in this Agreement shall mean, collectively or individually, Euros, Pounds Sterling and Japanese Yen, each to the extent that the same are used or are available in the Credit Agreement.

For good and valuable consideration, including delaying the incurrence of costs required to update the terms of the Credit Agreement, and in lieu of amending or waiving any term of the Credit Agreement, notwithstanding anything to the contrary in the Loan Documents, the Borrowers hereby covenant and agree that the Borrowers shall not request a borrowing of, conversion to or continuation of a Eurodollar Rate Loan, or have any Loan outstanding (except as otherwise provided herein), after December 31, 2021 (the “Cutoff Date”), which is denominated in a Non-USD Currency until such date that the Credit Agreement is amended, pursuant to and in accordance with its terms, in form and substance satisfactory to the Administrative Agent, to replace the Eurodollar Rate with respect to any obligations, interests, fees, commission or other amounts denominated in such Non-USD Currency or calculated with respect thereto, with an alternative reference rate (the period from the Cut-off Date to the date on which such alternative reference rate is adopted, the “Unavailability Period”). If the Cut-off Date occurs prior to the last day of an Interest Period for any outstanding Eurodollar Rate Loan denominated in a Non-USD Currency, then any such Loan shall be converted to a Base Rate Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Non-USD Currency) on the last day of such Interest Period.

The Borrowers hereby covenant and agree that, if a notice or instruction is given by a Borrower under the Credit Agreement pursuant to which a Borrower selects a Non-USD Currency as the currency of a Eurodollar Rate Loan, or requests a conversion to or continuation of a Eurodollar Rate Loan denominated in a Non-USD Currency, in each case, during the Unavailability Period, no Lender shall have any obligation to fund, convert or continue such Loan in such Non-USD Currency or shall have any liability for failing to do so.

This Agreement is hereby designated as a Loan Document and the Borrowers acknowledge and agree that this Agreement may be posted to Syndtrak or any other website in use to distribute information to the Lenders. The Borrowers further acknowledge and agree that each Lender under the Credit Agreement may rely on and shall be an express third-party beneficiary of this Agreement. The Borrowers hereby represent that this Agreement has been duly executed and delivered by the US Borrower in its capacity as the Borrower Representative, on behalf of the Borrowers, and constitutes a legal, valid and binding obligation of the Borrowers, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

The Borrowers hereby indemnify and hold harmless the Administrative Agent in accordance with, and subject to the limitations in, Section 10.05 of the Credit Agreement.

It is understood and agreed that this Agreement shall not constitute an amendment or modification of the Credit Agreement. This Agreement is irrevocable and may not be amended by any Borrower or any other party without the prior written consent of the Administrative Agent. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the Borrower Representative has entered into this Agreement as of the date first above written.

ACUSHNET COMPANY, as Borrower Representative
Representative

By: /s/ John Hardy
Name: John Hardy
Title: Treasurer

Acknowledged as of December 23, 2021 by:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: /s/ Peter Kiedrowski
Name: Peter Kiedrowski
Title: Managing Director